Exhibit 3.4

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF SERIES B CONVERTIBLE PREFERRED STOCK
OF
MOHEN, INC.

Mohen, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), by its Chairman, an authorized officer, does hereby certify that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation (the “Charter”), as amended, and Section 151 of the General Corporation law of the State of Delaware, the Board of Directors of the Corporation (the “Board”), by unanimous written consent, has duly adopted resolution providing for the issuance of up to 24,000,000 shares of Series B Convertible Preferred Stock at an initial issuance price of $0.85 per share (the “Original Issue Price”), and setting forth the voting powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, the text of which resolution is as follows:

RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of the Charter, there be, and hereby is, created out of the class of 24,000,000 shares of preferred stock of the Corporation authorized by Article Fourth of the Charter, a series of preferred stock of the Corporation with the following voting powers, designation, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions:

1. Designation and Number of Shares. 24,000,000 shares of preferred stock, par value $.01 per share are hereby designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”).

2. Dividends.
(a) The shares of Series B Preferred Stock shall not entitle the holders thereof (each, a “Series B Holder”) to any dividends, except that, in the event that the Corporation shall at any time or from time to time declare of pay any dividend (other than a dividend payable in shares of Class A Common Stock of the Corporation, par value $.001 per share (the “Class A Common Stock”) or Class B Common Stock of the Corporation, par value $.001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”)) with respect to the Common Stock, then the holders of Series B Preferred Stock shall be entitled to receive an equal per share dividend (calculated on an “as converted” basis based on the number of shares of Class A Common Stock into which the Series B Preferred Stock is then convertible), which shall be paid to the holders of Series B Preferred Stock simultaneously with the payment of such dividend to the other stockholders.

3. Conversion Rights. Each Series B Holder shall have the right to convert all or any part of its Series B Preferred Stock into Class A Common Stock as follows:

(a) Optional Conversion. Subject to and upon compliance with the provisions of this Section 3, a Series B Holder shall have the right at such Series B Holder’s option, at any time or from time to time, to convert any of its shares of Series B Preferred Stock into such number of fully paid and non-assessable shares of Class A Common Stock as is determined by dividing: (i) the Original Issue Price of such share of Series B Preferred Stock: by (ii) the Conversion Price (as hereinafter defined) in effect on the Conversion Date (as defined in Section 3(b) below) upon the terms hereinafter set forth. The “Conversion Price” shall initially be equal to $0.85 and shall be subject to adjustment pursuant to Section 4.

(b) Mechanics of Conversion. Subject to Section 3(a), before any Series B Holder shall be entitled to convert the same into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Series B Holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made or on the date of the occurrence of the event specified in Section 3(a) as the case may be, and such date is referred to herein as the “Conversion Date.” All Class A Common Stock which may be issued upon conversion of the Series B Preferred Stock will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

(c) Automatic Conversion. Each outstanding share of Series B Preferred Stock shall automatically be converted, without any further act of the Corporation or its stockholders, into fully paid and nonassessable shares of Class A Common Stock at the Conversion Price then in effect upon the earliest to occur of: (i) completion by the Corporation of a public offering raising gross proceeds of $20,000,000 or more and at an offering price per share greater than or equal to 200% of the then applicable Conversion Price (a “Qualified IPO”), (ii) the Class A Common Stock becoming Publicly Listen (as defined below) or (iii) the written consent to such conversion of the holders of at least 66 2/3% of the shares of Series B Preferred Stock then outstanding.

4. Anti-Dilution Provisions. The Conversion Price in effect at any time shall be subject to adjustment from time to time upon the happening of certain events as follows:

(a) Consolidation, Merger or Sale. If any consolidation or merger of the Corporation with another person, or the sale, transfer or lease of all or substantially all of its assets to another person shall be effected in such a way that holders of shares of Class A Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares of Class A Common Stock, the provision shall be made, in accordance with this Section 4(a), whereby each Series B Holder shall thereafter have the right to receive such securities or assets as would have been issued or payable with respect to or in exchange for the shares of Class A Common Stock into which the shares of Series B Preferred Stock held by such holder were convertible immediately prior to the closing of such merger, transfer or lease unless as applicable. The Corporation will not effect any consolidation, merger, sale, transfer or lease unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing or leasing such assets shall assume by written instrument: (i) the obligation to deliver to the Series B Holders such securities or assets as, in accordance with the foregoing provisions, such Series B Holders may be entitled to receive; and (ii) all other obligations of the Corporation hereunder. The provisions of the Section 4(a) shall similarly apply to successive mergers, sales, transfers or leases.

(b) Class A Common Stock Dividends, Subdivision, Combinations, etc. In case the Corporation shall hereafter: (i) declare a dividend or make a distribution on its outstanding shares of capital stock (other than the Series B Preferred Stock) in shares of Class A Common Stock or in securities, options or other rights directly or indirectly exchangeable, exercisable or convertible for or into Class A Common Stock for no material consideration (collectively, “Derivative Securities”); (ii) subdivide or reclassify its outstanding shares of Class A Common Stock into a greater number of shares; (iii) combine or reclassify its outstanding shares of Class A Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price by a fraction, the numerator which shall be the number of shares of Class A Common Stock outstanding immediately prior to such action (assuming the full conversion or exercise for or into Class A Common Stock of any Derivative Securities outstanding prior to any dividend or distribution of the type referenced in clause (i)), and the denominator of which shall be the number of shares of Class A Common Stock outstanding after giving effect to such action (assuming the full conversion or exercise for or into Class A Common Stock of any Derivative Securities outstanding after giving effect to any dividend or distribution of the type referenced in clause (i)). Such adjustment shall be made successively whenever any event listed above shall occur. Notwithstanding the foregoing, in the event that any Derivative Securities that are issued in connection with a dividend or distribution of the type described in clause (i) expire prior to their exchange, exercise or conversion, in whole or in part, for or into Class A Common Stock, the Conversion Price shall be adjusted to equal the Conversion Price that would have been obtained using the above formula had the unexercised or unconverted portion of such Derivative Securities never been issued or distributed.

(c) In-Kind Dividends. In case the Corporation shall hereafter declare an in-kind dividend or make an in-kind distribution on its outstanding shares of capital stock (other than the Series B Preferred Stock) in the form of an asset other than Derivative Securities, then provision shall be made whereby each Series B Holder shall thereafter have the right to receive, upon conversion into Class A Common Stock of such Series B Holder’s Series B Preferred Stock: (i) such securities or assets as would have been issued or distributed to such Series B Holder had such Series B Preferred Stock been converted into Class A Common Stock immediately prior to such in-kind dividend or distribution and (ii) all other cash or assets paid or issued as a dividend or distribution in respect of such asset between the date of such dividend or distribution and the Conversion Date of such Series B Preferred Stock. Such provision shall be made successively whenever any event listed above shall occur. The rights of the Series B Holders pursuant to this Section 4(c) shall be in addition to, and not in lieu of, their rights to receive Class A Common Stock upon conversion of their Series B preferred Stock pursuant to Section 3 and this Section 4.

(d) Discounted Stock. In case the Corporation shall issue Covered Securities (as hereinafter defined) for consideration per share, or, in the case of Derivative Securities, for an implicit price per share of Class A Common Stock (the “Discount Price”), that is less than the then-applicable Conversion Price (the “Reference Price”), the Conversion Price shall be adjusted immediately thereafter so that it shall equal the Discount Price. Notwithstanding the foregoing, in the event that any such Covered Securities are Derivative Securities and such Derivative Securities expire prior to their exchange, exercise or conversion, in whole or in part, for or into Class A Common Stock, the Conversion Price shall be further adjusted to equal the Conversion Price that would have been obtained using the above formula had the unexercised or unconverted portion of such Covered Securities never been issued. As used herein, the term “Covered Securities” shall mean any Class A Common Stock or Derivative Securities other than securities: (1) whose issuance would trigger an adjustment to the Conversion Price pursuant to any of the Sections 4(a) through 4(c) above; (2) issued upon conversion of any Derivative Securities; (3) issued to employees, officers, directors, consultants or other persons performing services for the Corporation pursuant to a stock option or stock ownership plan of the Corporation approved by the Board; provided, that any such Covered Securities are granted with an exercise price of at least the fair market value of the Class A Common Stock at the time of grant; (4) issued in connection with an acquisition or merger by the Corporation; (5) issued in connection with the exercise of options or warrants outstanding on the date hereof; (6) issued in connection with collaborative agreements or to a strategic investor in the Corporation approved by the Board; or (7) issued as additional consideration to a lessor or creditor of the Corporation in connection with a leasing or debt financing transaction.

(e) Notice of Adjustment. Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall promptly cause a notice setting forth the adjusted Conversion Price and adjusted number of shares of Class A Common Stock issuable upon exercise of each share of Series B Preferred Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to Series B Holders at their last addresses appearing in the Corporation’s Share Register, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Corporation may retain a firm of independent certified public accountants selected by the Board (who may be the regular accountants employed by the Corporation) to make any computation required by this Section 4, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

(f) Recipe of Securities Other than Class A Common Stock. In the event that at any time, as a result of an adjustment made pursuant to Section 4(a) above, the Holders of the Series B Preferred Stock thereafter shall become entitled to receive any shares of the Corporation, other than Class A Common Stock, thereafter the number of such other shares so receivable upon conversion of the Series B Preferred Stock shall be subject to adjustment form time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Class A Common Stock contained in Sections 4(a) through 4(e), inclusive, above.

5. Voting Rights. Except as expressly provided to the contrary herein or pursuant to applicable law, the Series B Holders shall be entitled to vote, together with the holders of Class A Common Stock and other voting securities as a single class, on all matters as to which holders of Class A Common Stock shall be entitled to vote, in the same manner and with the same effect as such Class A Common Stock holders. In any such vote, each share of Series B Preferred Stock shall entitle the holder thereof to the number of votes per share that equals the number of whole shares of Class A Common Stock into which each such share of Series B Preferred Stock in then convertible.

6. Liquidation Preference.

(a) Liquidation Event. If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of thirty (30) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a “Liquidation Event”), no distribution shall be made to the holders of any shares of capital stock of the Corporation upon liquidation, dissolution, or winding up unless prior thereto, the holders of shares of Series B Preferred Stock, shall have received the Liquidation Preference (as defined in paragraph (c) below) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series B Preferred Stock shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares. Any prior dividends or distribution made after the date of filing of this Certificate of Designation shall offset, dollar for dollar, the amount payable to the class or series to which such distribution was made. Once the holders of the Series B Preferred Stock receive their full Liquidation Preference, then the holders of the Series B Preferred Stock shall be treated as pari passu with the holder of Class A Common Stock, as if the holders of the Series Be Preferred Stock had converted their Series B Preferred Stock into Class A Common Stock.

(b) Certain Acts Deemed Liquidation Event. For purposes of paragraph (a) above, a merger or consolidation, where existing stockholders do not retain more than 50% of the voting power or interest, a sale of all or a substantial part of the Corporation’s assets, or an acquisition of 50% or more of the voting power or interest in the corporation by a single person or a “Group” within the meaning of Section 13(d)(3) under the Securities Exchange Act of 1934 shall be deemed to be a Liquidation Event for purposes hereof.

(c) Liquidation Preference. For purposes hereof, the “Liquidation Preference” with respect to a share of the Series B Preferred Stock shall mean an amount equal to the Conversion Price, subject to appropriate adjustments in accordance with Section 4, plus any distributions paid to the holders of Class A Common Stock that the holders of the Series B Preferred Stock would receive if the Series B Preferred Stock had been converted, on a pro rata basis with all other holders of Class A Common Stock.

7. Optional Redemption by Holders. The holders of shares of Series B Preferred Stock, upon the written consent of the holders of a majority of such shares then outstanding and written notice thereof to the Corporation (“Redemption Notice”), shall have the right to cause the Corporation to redeem any of the participating holders’ Series B Preferred Stock not previously converted into Class A Common Stock (a “Preferred Redemption”), subject to the limitations set forth below. The Preferred Redemption shall be effected by the Corporation by delivering the payment of the Preferred Redemption Price (as defined below) for the number of shares of Class A Common Stock issuable upon conversion of the shares of Series B Preferred Stock being redeemed to the holder of his or her Series B Preferred Stock at the address of the holder provided to the Corporation. The Class A Common Stock issuable upon conversion of the Series B Preferred Stock being redeemed shall be and are deemed to be redeemed by the Corporation as of the close of business on the latest date on which the Redemption Notice is delivered to by the holder. Upon receipt of the payment of the Preferred Redemption Price by the Corporation, the holder shall deliver its Series B Preferred Stock (which is the subject of the Redemption Notice) to the Corporation within three (3) business days thereafter. The “Preferred Redemption Price” shall mean the Liquidation Preference then in effect. Notwithstanding the foregoing, the Series B Holders shall only be entitled to cause the Corporation to redeem (i) up to one-third of the initial number of outstanding shares of Series B Preferred Stock issued to each such Series B Holder on the fifth anniversary of the closing of the initial issuance of shares of Series B Preferred Stock (the “Closing”), up to two-thirds of such shares on the sixth anniversary of the Closing (less any shares redeemed on such fifth anniversary), and the remainder of such shares on the seventh anniversary of the Closing, and (ii) all of the outstanding shares of Series B Preferred Stock upon the consummation of a Sale Transaction (as defined below).

8. Public Listing of Common Stock.

(a) Liquidated Damages. Subject to paragraph (c) below, if the Class A Common Stock is not either (i) registered pursuant to Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, or (ii) listed for trading on the AIM branch of the London Stock Exchange(together, “Publicly Listed”) by June 30, 2007 (the “Initial Deadline”), the Corporation shall pay to the Series B Holders an amount equal to two percent (2%) of the Liquidation Preference for each share of Series B Preferred Stock held by each such Series B Holder for each month following the Initial Deadline that the Class A Common Stock is not Publicly Listed (the “Liquidated Damages Payment”), continuing until September 30, 2007, at which point Liquidated Damages Payments shall no longer accrue. The Liquidated Damages Payment shall be payable, at the election of each Series B Holder, either in cash or in additional shares of Series B Preferred Stock, valued for such purpose at a price per share equal to the Liquidation Preference.

(b) Mandatory Redemption. Subject to paragraph (c) below, if the Class A Common Stock is not Publicly Listed by September 30, 2007 (the “Second Deadline”), each Series B Holder shall have the right, by notice to the Corporation, (the “Mandatory Redemption Notice”) to cause the Corporation to redeem any of such holder’s Series B Preferred Stock not previously converted into Class A Common Stock (a “Mandatory Redemption”). The Mandatory Redemption shall be effected by the Corporation by delivering the payment of the Mandatory Redemption Price (as defined below) for the number of shares of Class A Common Stock issuable upon conversion of the shares of Series B Preferred Stock being redeemed to the holder of his or her Series B Preferred Stock at the address of the holder provided to the Corporation. The Class A Common Stock issuable upon conversion of the Series B Preferred Stock being redeemed shall be and are deemed to be redeemed by the Corporation as of the close of business on the latest date on which the Mandatory Redemption Notice is delivered by the holder. Upon receipt of the payment of the Mandatory Redemption Price by the Corporation, the holder shall deliver its Series B Preferred Stock (which is the subject of the Mandatory Redemption Notice) to the Corporation within three (3) business days thereafter. The “Mandatory Redemption Price” shall mean the two (2) times the Liquidation Preference then in effect.

(c) Force Majeure. Notwithstanding paragraphs (a) and (b) above, each of the Initial Deadline and the Second Deadline shall be extended for so long as the process of causing the Class A Common Stock to become Publicly Listed is delayed due to a cause beyond the reasonable control of the Corporation (each such cause a “Force Majeure Event”), and (i) the Corporation could not have reasonably foreseen the Force Majeure Event (and the effects thereof upon the Corporation’s ability to perform) and (ii) the Corporation could not reasonably have avoided, eliminated, cured or overcome the effects of such Force Majeure Event on its performance hereunder. A Force Majeure Event may include, without limitation the following: (A) acts of God; (B) flood, fire, explosion or earthquake; (C) war, whether declared or undeclared, invasion, act of terrorism, riot or other civil unrest, acts of public enemies; (D) formally declared national or regional emergency; or (E) a decline in the FTSE AIM Index to below 4,000; provided that the Corporation shall promptly notify the Series B Holders of the Force Majeure Event and its resulting inability to meet the Initial Deadline or the Second Deadline, as the case may be, and shall exert reasonable efforts to eliminate, cure or overcome any such event and to resume performance of its obligations as soon as reasonably possible.

9. Preemptive Rights. In the event that the Corporation shall at any time propose to issue additional shares of its capital stock (other than shares of capital stock that would not constitute Covered Securities), then the Corporation shall give written notice of such proposed issuance (which notice shall set forth the terms of the capital stock being offered, the price thereof, and all other material terms and conditions of such offering) to each Series B Holder, and shall permit each Series B Holder a period of thirty (30) days after the date of such notice within which to elect to purchase up to its pro rata portion, based upon its ownership of series B Preferred Stock, of the subject capital stock.

10. Restrictive Covenants. For so long as 50% or more of the initially-issued Series B Preferred Stock is outstanding, the Corporation may not, without the consent of holders of at least a majority of the then outstanding Series B Preferred Stock: (i) authorize or issue any class or series of equity security having equal or superior rights to the Series B Preferred Stock as to payment upon liquidation, dissolution or a winding up of the Corporation; (ii) enter into any agreement that would restrict the Corporation’s ability to perform under the Subscription Agreement pursuant to which the Series B Preferred Stock was initially issued; (iii) amend the Corporation’s Certificate of Incorporation or Bylaws in any way which adversely affects the rights and preferences of the holders of the Series B Preferred Stock as a class (except that the Corporation may complete a reverse-split of the Common Stock without the consent of the holders of the Series B Preferred Stock); (iv) issue additional securities of the Corporation to employees, officers or directors that would be deemed Covered Securities; or (v) enter into any transactions (or series of transactions) including loans, with any officer or director of the Corporation or to or with their affiliates and family members involving $100,000 or more per year individually, or $500,000 or more per year in the aggregate, except as may be contemplated by presently existing contractual commitments.

11. Protective Provisions. The consent of (a) at least a majority of the Board of Directors and (b) the holders of at least the majority of the shares of Series B Preferred Stock outstanding at that time, as long as 50% or more of the initially-issued Series B Preferred Stock is then outstanding, will be required for any of the following actions: (i) the sale or disposition, by the Corporation or any of its subsidiaries, of a greater than 33% ownership interest in the Corporation or any of its subsidiaries, (ii) the merger or consolidation of the Corporation, (iii) the sale of material assets of the Corporation or any of its subsidiaries, (iv) the issuance of equity securities or securities convertible into or exchangeable for equity securities of the Corporation or any of its subsidiaries, except for issuances in connection with acquisitions and employee stock plans, and (v) significant acquisitions. The foregoing consent requirement will not be applicable to, and will terminate upon completion of, a Qualified IPO.

12. Reservation of Shares. The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Class A Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock pursuant to the terms hereof, such number of its shares of Class A Common Stock (or other shares or securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock pursuant to the terms hereof. If at any time the number of authorized but unissued shares of Class A Common Stock (or such other shares or securities) shall not be sufficient to effect the conversion of all then outstanding Series B Preferred Stock, the Corporation shall promptly take such action as may be necessary to increase its authorized but unissued Class A Common Stock (or such other shares or securities) to such number of shares as shall be sufficient for such purpose.

13. Miscellaneous.

(a) The shares of the Series B Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Certificate of Designation, Preferences and Rights and in the Charter.

(b) The holders of the Series B Preferred Stock shall be entitled to receive all communications sent by the Corporation to the holders of the Class A Common Stock.

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IN WITNESS WHEREOF, Mohen, Inc. has caused this Certificate to be signed by its Chairman, as of this 21 day of April 2006, and such person hereby affirms under penalty of perjury that this Certificate is the act and deed of Mohen, Inc. and that the facts stated herein are true and correct.

MOHEN, INC.

By:	/s/ Joseph Mohen
Joseph Mohen
Chairman

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